Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Registration Statements on Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399, 333-167144, 333-187384, 333-194483, 333-199535) and in the related Prospectuses and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees’ Share Option Plan of Pointer Telocation Ltd. and to the incorporation by reference therein of our report dated March 29, 2016, with respect to the consolidated financial statements of Pointer Telocation Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost, Forer, Gabbay & Kasierer
March 29, 2016	A Member of Ernst & Young Global